Filed pursuant to Rule 424(b)(5)
Registration File No.: 333-137608
Prospectus Supplement
(To Prospectus dated October 3, 2006)
Dynavax Technologies Corporation
6,200,000 Shares of Common Stock
     Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 6,200,000 shares of our common stock.
     Our common stock is listed on the NASDAQ Global Market under the symbol “DVAX.” On October 2, 2006, the last reported sale price of the common stock on the Nasdaq Global Market was $4.26 per share.

		Underwriting
		Discounts and	Proceeds, Before
	Price to Public	Commissions	Expenses, to us

Per Share	$4.40	$0.26	$4.14
Total	$27,280,000	$1,636,800	$25,643,200
     The underwriter may also purchase up to 930,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days of this prospectus supplement, to cover over-allotments, if any.
     Before deciding whether to invest in our common stock, you should consider carefully the risks that we have described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and certain of our filings with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     The shares will be ready for delivery on or about October 10, 2006.
Pacific Growth Equities, LLC
The date of this prospectus supplement is October 3, 2006.

FORWARD-LOOKING STATEMENTS
     The statements in this prospectus and the documents incorporated by reference contain forward-looking statements which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements, including statements about our business strategy, our future research and development, our preclinical and clinical product development efforts, the timing of the introduction of our products, the effect of GAAP accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds and all plans, objectives, expectations and intentions. These statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” or “certain” or the negative of these terms or other variations or comparable terminology, or by discussions of strategy.
     Our actual results may differ materially from the results expressed or implied by these forward-looking statements because of the risk factors and other factors disclosed in this prospectus and documents incorporated by reference. The risk factors may not be all of the factors that could cause actual results to vary materially from the forward-looking statements. The forward-looking statements made or incorporated in this prospectus relate only to circumstances as of the date on which the statements are made. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. We assume no obligation to update any forward-looking statements.

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus dated October 3, 2006 are part of a registration statement on Form S-3 (File No. 333-137608) we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell securities described in the accompanying prospectus in one or more offerings up to a total of $75 million.
These documents contain important information you should consider when making your investment decision. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains information about the shares issued in this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any other information.
This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.
The information contained in the prospectus and the prospectus supplement is accurate only as of the date of the prospectus and the prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the shares.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Dynavax,” “we,” “us” and “our” refer to Dynavax Technologies Corporation.
SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the financial documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.
Overview
Dynavax Technologies Corporation discovers, develops and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, cancer and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences designed to enhance the ability of the immune system to fight disease and control chronic inflammation. Our most advanced ISS-based clinical pipeline programs are a ragweed allergy immunotherapeutic and a hepatitis B vaccine.
Our clinical development pipeline currently includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine that is currently in a Phase 3 clinical trial; SUPERVAX™, a hepatitis B vaccine; and a cancer therapy currently in a Phase 2 clinical trial and anticipated to enter clinical trials in solid tumors. We have preclinical programs in hepatitis B therapy and hepatitis C therapy that are funded by Symphony Dynamo, Inc., or SDI, and preclinical programs focused on chronic inflammation, antiviral therapies and improved, next-generation vaccines using ISS and other technologies. We also have a research collaboration and license agreement with AstraZeneca for the discovery and development of TLR-9 agonist based therapies for the treatment of asthma and chronic pulmonary disease, or COPD. The collaboration will utilize our proprietary second-generation TLR-9 agonist immunostimulatory sequences.
Recent Developments
TOLAMBA
     TOLAMBA (formerly, Amb a 1 ISS Conjugate, or AIC) is a novel injectable product candidate to treat ragweed allergy. In early 2006, we announced results from a two-year Phase 2/3 clinical trial of TOLAMBA showing that patients treated with a single six-week course of TOLAMBA prior to the 2004 season experienced a statistically significant reduction in total nasal symptom scores and other efficacy endpoints compared to placebo-treated patients in the second year of the trial. The safety profile of TOLAMBA was favorable. Systemic side effects were indistinguishable from placebo and local injection site tenderness was minor and transient.
     Following a discussion with the U.S. Food & Drug Administration, or FDA, in the first quarter 2006, we decided to conduct an additional major safety and efficacy trial with the goal of determining whether a more intensive, single-course dosing regimen can elicit a greater treatment effect than prior regimens. In the second quarter of 2006, we initiated the Dynavax Allergic Rhinitis TOLAMBA Trial, or DARTT, and announced that enrollment in the DARTT exceeded expectations relative to the speed and number of study subjects. DARTT is a two-year, multi-center, well-controlled study in 738 ragweed allergic subjects, aged 18 to 55 years, randomized into three arms: prior dosing regimen, higher total dose regimen, and placebo. Subjects receive six injections over six weeks prior to the start of the 2006 ragweed season. Ragweed symptoms will be followed over the 2006 and 2007 ragweed seasons. The primary endpoint is reduction in total nasal symptom scores (TNSS) in the higher total dose arm compared to placebo during the second (2007) ragweed season. The trial design includes an interim analysis anticipated to be conducted in early 2007 following completion of the 2006 ragweed season. We anticipate that data from the DARTT interim analysis, if positive, combined with the safety and efficacy data from the recently completed two year Phase 2/3 trial, and from an ongoing trial in ragweed allergic children, could provide sufficient patient data for determining the potential timeline to registration.
HEPLISAV
     HEPLISAV, our product candidate for hepatitis B prophylaxis, completed a Phase 2/3 trial conducted in Singapore in adults (40 years of age and older) who are more difficult to immunize with conventional vaccines. Results from the final analysis of this trial showed statistically significant superiority in protective antibody response and robustness of protective effect after three vaccinations when compared to GlaxoSmithKline’s Engerix-B®. We intend to focus our development activities and resources on maximizing the potential of HEPLISAV’s demonstrated superiority over conventional hepatitis B vaccine in both the younger (under 40 years of age) and older adult populations, and its potential in the worldwide dialysis market.
     The pivotal Phase 3 trial in the older, more difficult to immunize population in Asia and the U.S.-based Phase 1 trial in patients with end-stage renal disease (pre-hemodialysis) are ongoing. We are in the process of planning additional trials designed to support registration activities. In the second half of 2006, we plan to initiate pivotal Phase 3 safety and efficacy trials for HEPLISAV in the younger adult population in the U.S., Europe and Canada. Also in the fourth quarter of 2006, we anticipate initiating a Phase 2 trial in the dialysis population that would be conducted in Europe and/or Canada.

SUPERVAX
     In April 2006, we announced the acquisition of Rhein Biotech GmbH, which we refer to as Dynavax Europe. As a result, we acquired a hepatitis B vaccine product called SUPERVAX that has been tested in more than 600 subjects and has demonstrated safety and 99% seroprotection compared to conventional vaccine when administered on a convenient, 0, 1-month two-dose schedule. The SUPERVAX product is approved for marketing and sales are expected to be launched in Argentina in the fourth quarter of 2006 through a third party partner. We intend to continue development of and registration activities for SUPERVAX as a two-dose vaccine for commercialization in developing countries.
     Symphony Dynamo, Inc.
     In April 2006, we entered into a series of related agreements with Symphony Capital Partners, LP to advance specific Dynavax ISS-based programs for cancer, hepatitis B therapy and hepatitis C therapy through certain stages of clinical development. Pursuant to the agreements, SDI has agreed to invest $50.0 million to fund the clinical development of these programs and we have licensed to SDI our intellectual property rights related to these programs. SDI is a wholly-owned subsidiary of Symphony Dynamo Holdings LLC (Holdings), which provided $20.0 million in funding to SDI at closing, and which is obligated to fund an additional $30.0 million in one year following closing. We continue to be primarily responsible for the development of these programs.
     Pursuant to the agreements, we issued to Holdings a five-year warrant to purchase 2,000,000 shares of our common stock at $7.32 per share, representing a 25% premium over the recent 60-day trading range average of $5.86 per share. The warrant exercise price is subject to reduction to $5.86 per share under certain circumstances. The warrant may be exercised or surrendered for a cash payment upon consummation of an all cash merger or acquisition of Dynavax, the obligation for which would be settled by the surviving entity. In consideration for the warrant, we received an exclusive purchase option to acquire all of the programs through the purchase of all of the equity in SDI during the five-year term at specified prices. The purchase option exercise price is payable in cash or a combination of cash and shares of our common stock, at our sole discretion. We also have an option to purchase either the hepatitis B or hepatitis C program during the first year of the agreement. The program option is exercisable at our sole discretion at a price which is payable in cash only and will be fully creditable against the exercise price for any subsequent exercise of the purchase option. If we do not exercise our exclusive right to purchase some or all of the programs licensed under the agreement, the intellectual property rights to the programs at the end of the development period will remain with SDI.
     In cancer, we believe that the potent and multifaceted biological activities of ISS offer a number of distinct approaches to cancer therapy in a wide range of tumor types. We are evaluating the potential of ISS to enhance the effect of monoclonal antibodies in cancer therapies. We have conducted an open-label Phase 1, dose-escalation trial of ISS in combination with Rituxan® (rituximab) in 20 patients with non-Hodgkin’s lymphoma (NHL). Results of this study showed dose-dependent pharmacological activity without significant toxicity. A follow-up Phase 2 trial of ISS with Rituxan in NHL is currently underway in 30 patients with histologically confirmed CD20+, B-cell follicular NHL who have received at least one previous treatment regimen for lymphoma. The primary objective is to assess the proportion of patients who are alive and without disease progression one year after initiating Rituxan therapy. Mechanistic studies will be performed to characterize the enhancement of antitumor activity by ISS.
     We anticipate that our cancer product candidate will advance into clinical trials in solid tumors in the fourth quarter of 2006, and our hepatitis B and hepatitis C therapeutic product candidates are currently planned to enter the clinic in 2007.

Other Information
We were incorporated in California in August 1996 under the name Double Helix Corporation, and we changed our name to Dynavax Technologies Corporation in September 1996. We reincorporated in Delaware in 2001. Our principal offices are located at 2929 Seventh Street, Suite 100, Berkeley, California 94710-2753. Our telephone number is (510) 848-5100. Our Internet address is www.dynavax.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.
Dynavax Technologies is a registered trademark of Dynavax Technologies Corporation. Each of the other trademarks, trade names or service marks appearing in this prospectus belongs to its respective holder. For further information regarding us and our financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

THE OFFERING

Common stock offered by us	6,200,000 shares

Common stock to be outstanding after this offering	36,787,769 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including clinical trials, research and development expenses and general and administrative expenses.
Our common stock is listed on the NASDAQ Global Market under the symbol “DVAX.”
The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of June 30, 2006, which was 30,587,769 shares. This number does not include:
•	an aggregate of 3,521,593 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2006 at a weighted average exercise price of $4.95 per share;

•	an additional 2,214,604 shares of common stock reserved for issuance as of June 30, 2006 under our stock incentive plans;

•	449,956 shares of common stock available for issuance under our 2004 Employee Stock Purchase Plan as of June 30, 2006;

•	84,411 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $6.18 per share; and

•	2,000,000 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $7.32 per share. The warrant exercise price is subject to reduction to $5.86 per share under certain circumstances.
Unless otherwise stated, outstanding share information throughout this prospectus supplement assumes no exercise of over-allotment option and excludes such outstanding options or warrants to purchase shares of common stock.
PRICE RANGE OF COMMON STOCK
Our common stock has been quoted on The NASDAQ Global Market under the symbol “DVAX” since our initial public offering on February 19, 2004. The following table shows the high and low per share sale prices of our common stock for the periods indicated.

	High	Low
2004
First Quarter	$9.98	$7.10
Second Quarter	9.35	5.14
Third Quarter	6.87	4.02
Fourth Quarter	8.80	4.75
2005
First Quarter	$8.48	$4.50
Second Quarter	4.97	3.44
Third Quarter	7.00	4.61
Fourth Quarter	6.75	3.89
2006
First Quarter	$6.60	$4.07
Second Quarter	6.20	4.12
Third Quarter	4.69	3.62
Fourth Quarter (through October 3, 2006)	4.40	4.21

On October 2, 2006, the last reported sale price of our common stock on The NASDAQ Global Market was $4.26 per share. On June 30, 2006, there were 126 holders of record of our common stock. The number of record holders does not include shares held in “street name” through brokers.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS
An investment in our common stock offered through this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the specific risks relating to this offering set forth below and relating to our business set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference, before making an investment decision. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.
Risks Related to this Offering
You will experience immediate dilution in the book value per share of the common stock you purchase.
Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $4.40 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.06 per share in the net tangible book value of the common stock. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.
We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.
Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.
USE OF PROCEEDS
We expect to receive approximately $25,298,200 million in net proceeds from the sale of the 6,200,000 shares of common stock offered by us in this offering (approximately $29,144,680 million if the underwriter exercises its over-allotment option in full), based on the public offering price of $4.40 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, including clinical trials, research and development expenses and general and administrative expenses.
We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term interest bearing instruments.
DILUTION
     Our net tangible book value as of June 30, 2006 was approximately $60,835,000, or approximately $1.99 per share of common stock. Net tangible book value per share represents total tangible assets (including investments held by Symphony Dynamo, Inc.) less total liabilities (excluding the controlling interest in Symphony Dynamo, Inc.), divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of our common stock immediately after the offering. After giving effect to our sale of shares of common stock in this offering at the public offering price of $4.40 per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2006 would have been approximately $86,133,000 or $2.34 per share. This represents an immediate increase in net tangible book value of $0.35 per share to existing stockholders and an immediate dilution in net tangible book value of $2.06 per share to purchasers of common stock in this offering.

Public offering price per share	$4.40
Net tangible book value per share as of June 30, 2006	$1.99
Increase per share attributable to new investors	$0.35

Net tangible book value per share after the offering	$2.34
Dilution per share to new investors	$2.06

     The number of shares in the table above assumes no exercise of over-allotment option and excludes:
•	an aggregate of 3,521,593 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2006 at a weighted average exercise price of $4.95 per share;

•	an additional 2,214,604 shares of common stock reserved for issuance as of June 30, 2006 under our stock incentive plans;

•	449,956 shares of common stock available for issuance under our 2004 Employee Stock Purchase Plan as of June 30, 2006;

•	84,411 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $6.18 per share; and

•	2,000,000 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $7.32 per share. The warrant exercise price is subject to reduction to $5.86 per share under certain circumstances.
CAPITALIZATION
     The following table sets forth our capitalization as of June 30, 2006:
•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the 6,200,000 shares of common stock offered by us at the public offering price of $4.40 per share, less the underwriting discounts, commissions and estimated offering expenses payable by us.
     You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2006
		As
	Actual	Adjusted
	(Unaudited)
	(In thousands)
Shareholders’ equity:
Preferred stock: $0.001 par value; 5,000,000 shares authorized and no shares issued	$—	$—
and outstanding at June 30, 2006
Common stock: $0.001 par value; 100,000,000 shares authorized and 30,587,769 shares	31	37
issued and outstanding at June 30, 2006
Additional paid-in capital	197,620	222,912
Accumulated other comprehensive loss:
Unrealized loss on marketable securities available-for-sale	(72)	(72)
Cumulative translation adjustment	60	60
Accumulated deficit	(139,336)	(139,336)

Total shareholders’ equity	58,303	83,601

Total capitalization	$58,303	$83,601

     The number of shares in the table above assumes no exercise of over-allotment option and excludes:
•	an aggregate of 3,521,593 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2006 at a weighted average exercise price of $4.95 per share;

•	an additional 2,214,604 shares of common stock reserved for issuance as of June 30, 2006 under our stock incentive plans;

•	449,956 shares of common stock available for issuance under our 2004 Employee Stock Purchase Plan as of June 30, 2006;

•	84,411 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $6.18 per share; and

•	2,000,000 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $7.32 per share. The warrant exercise price is subject to reduction to $5.86 per share under certain circumstances.
UNDERWRITING
We have entered into an underwriting agreement with Pacific Growth Equities, LLC with respect to the shares being offered by this prospectus supplement. Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to Pacific Growth Equities, LLC, as underwriter, and Pacific Growth Equities, LLC has agreed to purchase from us 6,200,000 shares of our common stock.
The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.
The underwriter proposes to offer the shares of common stock at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold by the underwriter at the initial offering price, the underwriter may change the public offering price and other selling terms. In connection with the sale of the shares of common stock offered hereby, the underwriter will be deemed to have received compensation in the form of underwriting commissions.
We and our executive officers and directors have agreed not to sell or transfer any common stock for 30 days after the date of this prospectus supplement without first obtaining the written consent of Pacific Growth Equities, LLC. Specifically, we and our executive officers and directors have agreed not to directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase, grant a security interest in, hypothecate or otherwise dispose of any shares of common stock or any securities convertible into, derivative of or exercisable or exchangeable for or any rights to purchase or acquire common stock, subject to certain exceptions set forth in the underwriting agreement.
Notwithstanding the foregoing, if (1) during the last 17 days of the 30-day period for our executive officers and directors, after the date of this prospectus supplement, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (2) prior to the expiration of the 30-day period, after the date of this prospectus supplement, we announce that we will release earnings during the 16-day period beginning on the last day of the 30-day period, the above restrictions will continue to apply to us and our named executive officers until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 930,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus less the underwriting discounts commissions. The underwriter may exercise this option only to cover over allotments, if any, made in connection with the sale of common stock offered hereby.

The following table shows the underwriting discounts and commissions that we will pay in connection with this offering.

	Without Over-Allotment	With Over-Allotment
Per Share	$0.26	$0.26
Total	$1,636,800.00	$1,882,320.00
     The maximum commission or discount to be received by any NASD member or independent broker/dealer will not be greater than eight (8) percent for the sale of any securities being registered pursuant to Rule 415.
     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriter may be required to make because of any of those liabilities.
     We estimate that the total expenses of this offering, including legal, accounting, printing, NASDAQ, transfer agent and other miscellaneous fees and expenses, but not including the underwriting commissions, will be approximately, $345,000 and will be payable by us.
     The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.
     The underwriter has advised us that it may engage in activities that stabilize, maintain or otherwise affect the price of the shares, including:
•	stabilizing transactions,

•	short sales, and

•	purchases to cover positions created by short sales.
     Stabilizing transactions consist of bids or purchases made, pursuant to Regulation M of the federal securities laws, for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. Stabilizing transactions may include making short sales of the shares, which involves the sale by the underwriter of a greater number of shares than it is required to purchase in this offering, and purchasing shares in the open market to cover positions created by short sales.
     Purchases to cover short positions and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described may have on the price of the shares. The underwriter has advised us that stabilizing bids, short sales and open market purchases may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.
     In connection with this offering, the underwriter may distribute copies of the prospectus supplement and the Prospectus electronically.

LEGAL MATTERS
The validity of the securities being offered has been passed upon for us by Cooley Godward Kronish LLP, Palo Alto, California. The underwriter is being represented in connection with this offering by Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, San Francisco, California.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus supplement, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus supplement.
We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Securities and Exchange Commission’s web site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement modifies or supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, and information that we file later with the SEC also will automatically update and supersede this information.
We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the completion of the offering (other than current reports furnished under Item 7.01 or Item 2.02 of Form 8-K):
1.	Our Registration Statement on Form S-8 filed with the SEC on August 4, 2006;

2.	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, as amended by Amendment No. 1 filed on August 4, 2006;

3.	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 5, 2006 and for the period ended June 30, 2006, filed with the SEC on August 4, 2006;

4.	Our Current Reports on Form 8-K filed with the SEC on April 24, 2006, April 27, 2006, May 1, 2006, July 28, 2006, August 18, 2006, August 31, 2006 and September 8, 2006;

5.	Our Definitive Proxy Statement on Form 14A filed with the SEC on April 28, 2006;

6.	The description of our common stock set forth in Registration Statement on Form S-3 (Registration No. 333-134688) filed with the SEC on June 2, 2006; and

7.	The description of our common stock set forth in Registration Statement on Form S-1 (Registration No. 333-109965) filed with the SEC on February 5, 2004.
To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Deborah A. Smeltzer, Vice President, Operations and Chief Financial Officer, 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753, (510) 848-5100.
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-137608
Prospectus
$75,000,000
Common Stock
     We may offer and sell from time to time shares of our common stock in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering, with an aggregate initial offering price of up to $75,000,000. Each time we sell common stock, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.
     We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.
     Our common stock trades on the Nasdaq Global Market under the trading symbol “DVAX.” On September 22, 2006, the last reported sale price of our common stock was $4.50 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.
     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTIONS ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, BOTH AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 3, 2006.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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OVERVIEW
Overview
     Dynavax Technologies Corporation (the “Company”) discovers, develops and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, cancer and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences designed to enhance the ability of the immune system to fight disease and control chronic inflammation. Our most advanced ISS-based clinical pipeline programs are a ragweed allergy immunotherapeutic and a hepatitis B vaccine.
     Our clinical development pipeline currently includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine that is currently in a Phase 3 clinical trial; SUPERVAX™, a hepatitis B vaccine; and a cancer therapy currently in a Phase 2 clinical trial and anticipated to enter clinical trials in solid tumors. We have preclinical programs in hepatitis B therapy and hepatitis C therapy that are funded by Symphony Dynamo, Inc. (SDI) and preclinical programs focused on chronic inflammation, antiviral therapies and improved, next-generation vaccines using ISS and other technologies. We also have a research collaboration and license agreement with AstraZeneca for the discovery and development of TLR-9 agonist based therapies for the treatment of asthma and chronic pulmonary disease, or COPD. The collaboration will utilize our proprietary second-generation TLR-9 agonist immunostimulatory sequences.
Recent Developments
     TOLAMBA
     TOLAMBA (formerly, Amb a 1 ISS Conjugate or AIC) is a novel injectable product candidate to treat ragweed allergy. In early 2006, we announced results from a two-year Phase 2/3 clinical trial of TOLAMBA showing that patients treated with a single six-week course of TOLAMBA prior to the 2004 season experienced a statistically significant reduction in total nasal symptom scores and other efficacy endpoints compared to placebo-treated patients in the second year of the trial. The safety profile of TOLAMBA was favorable. Systemic side effects were indistinguishable from placebo and local injection site tenderness was minor and transient.
     Following a discussion with the U.S. Food & Drug Administration (FDA) in the first quarter 2006, we decided to conduct an additional major safety and efficacy trial with the goal of determining whether a more intensive, single-course dosing regimen can elicit a greater treatment effect than prior regimens. In the second quarter of 2006, we initiated the Dynavax Allergic Rhinitis TOLAMBA Trial, or DARTT, and announced that enrollment in the DARTT exceeded expectations relative to the speed and number of study subjects. DARTT is a two-year, multi-center, well-controlled study in 738 ragweed allergic subjects, aged 18 to 55 years, randomized into three arms: prior dosing regimen, higher total dose regimen, and placebo. Subjects receive six injections over six weeks prior to the start of the 2006 ragweed season. Ragweed symptoms will be followed over the 2006 and 2007 ragweed seasons. The primary endpoint is reduction in total nasal symptom scores (TNSS) in the higher total dose arm compared to placebo during the second (2007) ragweed season. The trial design includes an interim analysis anticipated to be conducted in early 2007 following completion of the 2006 ragweed season. We anticipate that data from the DARTT interim analysis, if positive, combined with the safety and efficacy data from the recently completed two year Phase 2/3 trial, and from an ongoing trial in ragweed allergic children, could provide sufficient patient data for determining the potential timeline to registration.
     HEPLISAV
     HEPLISAV, our product candidate for hepatitis B prophylaxis, completed a Phase 2/3 trial conducted in Singapore in adults (40 years of age and older) who are more difficult to immunize with conventional vaccines. Results from the final analysis of this trial showed statistically significant superiority in protective antibody response and robustness of protective effect after three vaccinations when compared to GlaxoSmithKline’s Engerix-B®. We intend to focus our development activities and resources on maximizing the potential of HEPLISAV’s demonstrated superiority over conventional hepatitis B vaccine in both the younger (under 40 years of age) and older adult populations, and its potential in the worldwide dialysis market.
     The pivotal Phase 3 trial in the older, more difficult to immunize population in Asia and the U.S.-based Phase 1 trial in patients with end-stage renal disease (pre-hemodialysis) are ongoing. We are in the process of planning additional trials designed to support registration activities. In the second half of 2006, we plan to initiate pivotal Phase 3 safety and efficacy trials for HEPLISAV in the younger adult population in the U.S., Europe and Canada. Also in the second half of 2006, we anticipate initiating a Phase 2 trial in the dialysis population that would be conducted in Europe and/or Canada.

     SUPERVAX
     In April 2006, we announced the acquisition of Rhein Biotech GmbH, which we refer to as Dynavax Europe. As a result, we acquired a hepatitis B vaccine product called SUPERVAX that has been tested in more than 600 subjects and has demonstrated safety and 99% seroprotection compared to conventional vaccine when administered on a convenient, 0, 1-month two-dose schedule. We intend to continue development of and registration activities for SUPERVAX as a two-dose vaccine for commercialization in developing countries.
     Symphony Dynamo, Inc.
     In April 2006, we entered into a series of related agreements with Symphony Capital Partners, LP to advance specific Dynavax ISS-based programs for cancer, hepatitis B therapy and hepatitis C therapy through certain stages of clinical development. Pursuant to the agreements, Symphony Dynamo, Inc. (SDI) has agreed to invest $50.0 million to fund the clinical development of these programs and we have licensed to SDI our intellectual property rights related to these programs. SDI is a wholly-owned subsidiary of Symphony Dynamo Holdings LLC (Holdings), which provided $20.0 million in funding to SDI at closing, and which is obligated to fund an additional $30.0 million in one year following closing. We continue to be primarily responsible for the development of these programs.
     Pursuant to the agreements, we issued to Holdings a five-year warrant to purchase 2,000,000 shares of Dynavax common stock at $7.32 per share, representing a 25% premium over the recent 60-day trading range average of $5.86 per share. The warrant exercise price is subject to reduction to $5.86 per share under certain circumstances. The warrant may be exercised or surrendered for a cash payment upon consummation of an all cash merger or acquisition of Dynavax, the obligation for which would be settled by the surviving entity. In consideration for the warrant, Dynavax received an exclusive purchase option (Purchase Option) to acquire all of the programs through the purchase of all of the equity in Symphony Dynamo during the five-year term at specified prices. The Purchase Option exercise price is payable in cash or a combination of cash and shares of Dynavax common stock, at Dynavax’s sole discretion. Dynavax also has an option to purchase either the hepatitis B or hepatitis C program (Program Option) during the first year of the agreement. The Program Option is exercisable at our sole discretion at a price which is payable in cash only and will be fully creditable against the exercise price for any subsequent exercise of the Purchase Option. If the Company does not exercise its exclusive right to purchase some or all of the programs licensed under the agreement, the intellectual property rights to the programs at the end of the development period will remain with SDI.
     In cancer, we believe that the potent and multifaceted biological activities of ISS offer a number of distinct approaches to cancer therapy in a wide range of tumor types. We are evaluating the potential of ISS to enhance the effect of monoclonal antibodies in cancer therapies. We have conducted an open-label Phase I, dose-escalation trial of ISS in combination with Rituxan® (rituximab) in 20 patients with non-Hodgkin’s lymphoma (NHL). Results of this study showed dose-dependent pharmacological activity without significant toxicity. A follow-up Phase 2 trial of ISS with Rituxan in NHL is currently underway in 30 patients with histologically confirmed CD20+, B-cell follicular NHL who have received at least one previous treatment regimen for lymphoma. The primary objective is to assess the proportion of patients who are alive and without disease progression one year after initiating Rituxan therapy. Mechanistic studies will be performed to characterize the enhancement of antitumor activity by ISS.
     We anticipate that our cancer product candidate will advance into clinical trials in solid tumors in 2006, and our hepatitis B and hepatitis C therapeutic product candidates are currently planned to enter the clinic in 2007.
Other Information
     We were incorporated in California in August 1996 under the name Double Helix Corporation, and we changed our name to Dynavax Technologies Corporation in September 1996. We reincorporated in Delaware in 2001. Our principal offices are located at 2929 Seventh Street, Suite 100, Berkeley, California 94710-2753. Our telephone number is (510) 848-5100. Our Internet address is www.dynavax.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.
     Dynavax Technologies is a registered trademark of Dynavax Technologies Corporation. Each of the other trademarks, trade names or service marks appearing in this prospectus belongs to its respective holder.
RISK FACTORS
     You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” under Item 2 of Part I of our Form 10-Q for the quarter ended June 30, 2006, which is incorporated by reference in this prospectus, and any subsequent report that is incorporated by reference into this prospectus, before making an investment decision.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The statements in this prospectus and the documents incorporated by reference contain forward-looking statements which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements, including statements about our business strategy, our future research and development, our preclinical and clinical product development efforts, the timing of the introduction of our products, the effect of GAAP accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds and all plans, objectives, expectations and intentions. These statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” or “certain” or the negative of these terms or other variations or comparable terminology, or by discussions of strategy.
     Our actual results may differ materially from the results expressed or implied by these forward-looking statements because of the risk factors and other factors disclosed in this prospectus and documents incorporated by reference. The risk factors may not be all of the factors that could cause actual results to vary materially from the forward-looking statements. The forward-looking statements made or incorporated in this prospectus relate only to circumstances as of the date on which the statements are made. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. We assume no obligation to update any forward-looking statements.
USE OF PROCEEDS
     Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the common stock under this prospectus for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.
PLAN OF DISTRIBUTION
     We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or
     We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.
     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.
     We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.
     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement. These purchases will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these purchases.
     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
     The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
LEGAL MATTERS
     The validity of the securities being offered hereby will be passed upon by Cooley Godward llp, Palo Alto, California.
EXPERTS
     The consolidated financial statements of Dynavax Technologies Corporation incorporated by reference in Dynavax Technologies Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2005, and Dynavax Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT DYNAVAX AND THIS OFFERING
     We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares of common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 450 Fifth Street, N.W., in Washington, DC. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.
     The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus modifies or supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, and information that we file later with the SEC also will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections.
     We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under

Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the completion of the offering (other than current reports furnished under Item 9 or Item 12 of Form 8-K):
1.	Our Registration Statement on Form S-8 filed with the SEC on August 4, 2006;

2.	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, as amended by Amendment No. 1 filed on August 4, 2006;

3.	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 5, 2006 and for the period ended June 30, 2006, filed with the SEC on August 4, 2006;

4.	Our Current Reports on Form 8-K filed with the SEC on April 24, 2006, April 27, 2006, May 1, 2006, July 28,2006, August 18, 2006, August 31, 2006 and September 8, 2006;

5.	Our Definitive Proxy Statement on Form 14A filed with the SEC on April 28, 2006;

6.	The description of our common stock set forth in Registration Statement on Form S-3 (Registration No. 333-134688) filed with the SEC on June 2, 2006; and

7.	The description of our common stock set forth in Registration Statement on Form S-1 (Registration No. 333-109965) filed with the SEC on February 5, 2004.
     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Deborah A. Smeltzer, Vice President, Operations and Chief Financial Officer, 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753, (510) 848-5100.

6,200,000 Shares
Dynavax Technologies Corporation
Common Stock
October 3, 2006
Pacific Growth Equities, LLC